SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                          ________________

                             240.13d-102
                                 SCHEDULE 13G

     INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
(S)240.13D-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT
TO (S)240.13D-2

                             (Amendment No.  1  )*
                                           -----

                         Affiliated Managers Group
                  -------------------------------------------
                               (Name of Issuer)

                                 Common Stock
                  -------------------------------------------
                        (Title of Class of Securities)

                              008252108
                              ------------------
                                (CUSIP Number)

                         December 31, 1998
          --------------------------------------------------------
---
               Date of Event Which Requires Filing of this
Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [x] Rule 13d-1(b)

          [_ Rule 13d-1(c)

          [_] Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of
1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the
Notes).

------------------------
  CUSIP NO.    008252108                     13G
------------------------
------------------------------------------------------------------
-------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      BankAmerica Corporation
------------------------------------------------------------------
-------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2
(a) [_]

(b) [_]
------------------------------------------------------------------
-------------
      SEC USE ONLY
 3
------------------------------------------------------------------
-------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4    Delaware
------------------------------------------------------------------
-------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0-

      SHARES       -----------------------------------------------
------------
                          SHARED VOTING POWER
   BENEFICIALLY      6        1,304,460


     OWNED BY
                   -----------------------------------------------
------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-

      PERSON       -----------------------------------------------
------------
                          SHARED DISPOSITIVE POWER
       WITH          8        1,305,160

------------------------------------------------------------------
-------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9   1,305,160

------------------------------------------------------------------
-------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES*
10                                                          [_]
------------------------------------------------------------------
-------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
         7.44%

------------------------------------------------------------------
-------------
      TYPE OF REPORTING PERSON*
12    HC
------------------------------------------------------------------
-------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!

------------------------
  CUSIP NO.  008252108                       13G
------------------------
------------------------------------------------------------------
-------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

 Bank of America NT&SA
------------------------------------------------------------------
-------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2
(a) [_]

(b) [_]
------------------------------------------------------------------
-------------
      SEC USE ONLY
 3
------------------------------------------------------------------
-------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4   US National Bank

 -----------------------------------------------------------------
--------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            89,700
      SHARES       -----------------------------------------------
------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY
                   -----------------------------------------------
------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             60,400

      PERSON       -----------------------------------------------
------------
                          SHARED DISPOSITIVE POWER
       WITH          8

------------------------------------------------------------------
-------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9        90,400
------------------------------------------------------------------
-------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES*
10                                                     [_]
------------------------------------------------------------------
-------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11       .51%
------------------------------------------------------------------
-------------
      TYPE OF REPORTING PERSON*
12   BK
------------------------------------------------------------------
-------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!

------------------------
  CUSIP NO.  008252108                       13G
------------------------
------------------------------------------------------------------
-------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

 NB Holdings Corporation
------------------------------------------------------------------
-------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2
(a) [_]

(b) [_]
------------------------------------------------------------------
-------------
      SEC USE ONLY
 3
------------------------------------------------------------------
-------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4   North Carolina

 -----------------------------------------------------------------
--------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0-

      SHARES       -----------------------------------------------
------------
                          SHARED VOTING POWER
   BENEFICIALLY      6        1,205,950

     OWNED BY
                   -----------------------------------------------
------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-

      PERSON       -----------------------------------------------
------------
                          SHARED DISPOSITIVE POWER
       WITH          8        1,205,950

------------------------------------------------------------------
-------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9           1,205,950
------------------------------------------------------------------
-------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES*
10                                                [_]
------------------------------------------------------------------
-------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11       6.88%
------------------------------------------------------------------
-------------
      TYPE OF REPORTING PERSON*
12 HC
------------------------------------------------------------------
-------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!

------------------------
  CUSIP NO. 008252108                         13G
------------------------
------------------------------------------------------------------
-------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

 NationsBank NA
 -----------------------------------------------------------------
--------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2
(a) [_]

(b) [_]
------------------------------------------------------------------
-------------
      SEC USE ONLY
 3
------------------------------------------------------------------
-------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4    US National Bank

------------------------------------------------------------------
-------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            29,400

      SHARES       -----------------------------------------------
------------
                          SHARED VOTING POWER
   BENEFICIALLY      6        206,400

     OWNED BY
                   -----------------------------------------------
------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             29,400

      PERSON       -----------------------------------------------
------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          206,400
------------------------------------------------------------------
-------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9    235,800
------------------------------------------------------------------
-------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES*
10                                                [_]
------------------------------------------------------------------
-------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11     1.34%
------------------------------------------------------------------
-------------
      TYPE OF REPORTING PERSON*
12 BK
------------------------------------------------------------------
-------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!

------------------------
  CUSIP NO.    008252108                     13G
------------------------
------------------------------------------------------------------
-------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

 NationsBanc Investments Inc.
------------------------------------------------------------------
-------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2
(a) [_]

(b) [_]
------------------------------------------------------------------
-------------
      SEC USE ONLY
 3
------------------------------------------------------------------
-------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4 North Carolina
------------------------------------------------------------------
-------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            970,150

      SHARES       -----------------------------------------------
------------
                          SHARED VOTING POWER
   BENEFICIALLY      6


     OWNED BY
                   -----------------------------------------------
------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             970,150

      PERSON       -----------------------------------------------
------------
                          SHARED DISPOSITIVE POWER
       WITH          8

------------------------------------------------------------------
-------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9   970,150

------------------------------------------------------------------
-------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES*
10                                                          [_]
------------------------------------------------------------------
-------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
         5.53%
------------------------------------------------------------------
-------------
      TYPE OF REPORTING PERSON*
12   IA
------------------------------------------------------------------
-------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!

------------------------
  CUSIP NO.    008252108                     13G
------------------------
------------------------------------------------------------------
-------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

 NationsBanc Advisors Inc.
------------------------------------------------------------------
-------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2
(a) [_]

(b) [_]
------------------------------------------------------------------
-------------
      SEC USE ONLY
 3
------------------------------------------------------------------
-------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4 North Carolina
------------------------------------------------------------------
-------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            122,700
      SHARES       -----------------------------------------------
------------
                          SHARED VOTING POWER
   BENEFICIALLY      6


     OWNED BY
                   -----------------------------------------------
------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             122,700

      PERSON       -----------------------------------------------
------------
                          SHARED DISPOSITIVE POWER
       WITH          8

------------------------------------------------------------------
-------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9   122,700

------------------------------------------------------------------
-------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES*
10                                                          [_]
------------------------------------------------------------------
-------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
         .70%
------------------------------------------------------------------
-------------
      TYPE OF REPORTING PERSON*
12   IA
------------------------------------------------------------------
-------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!

------------------------
  CUSIP NO.    008252108                     13G
------------------------
------------------------------------------------------------------
-------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     TradeStreet Investments Associates
 -----------------------------------------------------------------
--------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2
(a) [_]

(b) [_]
------------------------------------------------------------------
-------------
      SEC USE ONLY
 3
------------------------------------------------------------------
-------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4 North Carolina
------------------------------------------------------------------
-------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            206,400

      SHARES       -----------------------------------------------
------------
                          SHARED VOTING POWER
   BENEFICIALLY      6


     OWNED BY
                   -----------------------------------------------
------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             206,400

      PERSON       -----------------------------------------------
------------
                          SHARED DISPOSITIVE POWER
       WITH          8

------------------------------------------------------------------
-------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9   206,400

------------------------------------------------------------------
-------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES*
10                                                          [_]
------------------------------------------------------------------
-------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
         1.18%
------------------------------------------------------------------
-------------
      TYPE OF REPORTING PERSON*
12   IA
------------------------------------------------------------------
-------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!

------------------------
  CUSIP NO.    008252108                     13G
------------------------
------------------------------------------------------------------
-------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     BankAmerica Capital Corp.
 -----------------------------------------------------------------
--------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2
(a) [_]

(b) [_]
------------------------------------------------------------------
-------------
      SEC USE ONLY
 3
------------------------------------------------------------------
-------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4 Illinois
------------------------------------------------------------------
-------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            8,810
      SHARES       -----------------------------------------------
------------
                          SHARED VOTING POWER
   BENEFICIALLY      6


     OWNED BY
                   -----------------------------------------------
------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             8,810

      PERSON       -----------------------------------------------
------------
                          SHARED DISPOSITIVE POWER
       WITH          8

------------------------------------------------------------------
-------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9   8,810
------------------------------------------------------------------
-------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES*
10                                                          [_]
------------------------------------------------------------------
-------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
         .05%
------------------------------------------------------------------
-------------
      TYPE OF REPORTING PERSON*
12   CO
------------------------------------------------------------------
-------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1  (a)  Name of Issuer:  Affiliated Managers Group

        (b)  Address of Issuer's
             Principal Executive   2 International Place 23rd
Floor
           Offices:               Boston, MA 02110


Item 2  (a)  Names of Person Filing:
                              BankAmerica Corporation (BAC)*
                              Bank of America NT&SA (BANT&SA)
                              BankAmerica Capital Corp. (BCC)
                              NB Holdings Corporation
                              NationsBank NA
                              NationsBanc Advisors Inc. (NBAI)
                              TradeStreet Investments Associates
(TS)
                              NationsBanc Investments Inc. (NBII)


        (b)  Address of Principal
           Business Offices:
                                   BAC
                                   NB Holdings Corp.
                                   NBAI
                                   TS
                                   NBII
100 North Tryon St.
                                   Charlotte, NC 28255

                                   NationsBank NA
                                   110 S. Tryon St.
                                   Charlotte, NC 28255

                                   BANT&SA
                                   555 California St.
                                   San Francisco, CA 94104

                                   BCC
                                   Chicago, Ill.


        (c)  Citizenship:               BAC       Delaware
                                   NB Holdings Corp    North
Carolina
                                   NationsBank NA US National Bank
                                   NBAI           North Carolina
                                   TS             North Carolina
                                   BANT&SA        US National Bank
                                   NBII           North Carolina

        (d)  Title of Class of            Common Stock
             Securities:


        (e)  CUSIP Number:    008252108

Item 3       If this statement is filed pursuant to Rules 13d-1(b)
or 13d-2(b)
           or (c), check whether the person filing is a:
(a) [_]   Broker or Dealer registered under Section 15 of the Act
                    (15 U.S.C. 78o)

             (b) [X]   Bank as defined in Section 3(a)(6) of the
Act (15 U.S.C.
                    78c)

             (c) [_]   Insurance Company as defined in Section
3(a)(19) of the
                       Act (15 U.S.C. 78c)

             (d) [_]   Investment Company registered under Section
8 of the
                       Investment Company Act (15 U.S.C. 80a-8)

* On September 30, 1998, BankAmerica Corporation, a Delaware corporation merged with and into NationsBank Corporation, which was the surviving corporation in the Merger and then changed its name to "BankAmerica Corporation" ("BankAmerica"). As a result of the mergers, BankAmerica succeeded to the assets and liabilities of both NationsBank and Old BankAmerica. Additional information regarding these mergers is set forth in NationsBank's Current Report on Form 8-K filed April 17, 1998, as amended.

          BankAmerica is a bank holding company registered under the Bank Holding Company Act of 1956, as amended, with its principal executive offices located in Charlotte, North Carolina.


           (e) [x]   An investment adviser in accordance with
(S)240.13d-
                    1(b)(1)(ii)(E)

             (f) [_]   An employee benefit plan or endowment fund
in accordance
                    with (S)240.13d-1(b)(1)(ii)(F)

             (g) [x]   A parent holding company or control person
in accordance
                    with (S)240.13d-1(b)(ii)(G)

           (h) [_]   A savings association as defined in Section
3(b) of the
                    Federal Deposit Insurance Act (12 U.S.C. 1813)

           (i) [_]   A church plan that is excluded from the
definition of an
                    investment company under section 3(c)(14) of
the
                    Investment Company Act of 1940 (15 U.S.C. 80a-
3)

           (j) [_]   Group, in accordance with (S)240.13d-
1(b)(1)(ii)(J)


If this statement is filed pursuant to (S)240.13d-1(c), check this box. [_

Item 4       *Ownership

             With respect to the beneficial ownership of the
reporting entity as      of 12-31-98, see Items 5 through 11,
inclusive, of the respective cover      pages of this Schedule 13G
applicable to such entity which are     incorporated herein by
reference.

___________
*    By virtue of the corporate relationships between Reporting
Persons as
     described in Item 7, BAC (the parent company) may be deemed to possess
     indirect beneficial ownership of shares beneficially owned directly by its
     subsidiaries. Similarly, higher tier BAC subsidiaries may be
deemed to      possess indirect beneficial ownership of shares
beneficially owned directly by lower tier BAC subsidiaries. The power to vote and to dispose of shares may be deemed to be shared
between entities due to their      corporate relationships.


Item 5       Ownership of Five Percent or Less of a Class.

             If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_]

Item 6       Ownership of More than Five Percent on Behalf of
Another Person.

             Not Applicable.


Item 7       Identification and Classification of the Subsidiaries
Which
             Acquired the Security Being Reported on by the Parent
Holding
             Company.

Pursuant to Rule 13d-1(b)(1)(ii)(G) of the Securities Exchange Act of 1934, BankAmerica Corporation is filing this Form 13GA as a parent holding company of the following:
1. NB Holdings Corporation, which is a holding company of its subsidiaries:
     NationsBank NA a bank as defined in Section 3(a)(6) of the
Securities     Exchange Act of 1934.

     NationsBanc Advisors Inc. a registered Investment Advisor under Section 203 of the Investment Advisors Act of 1940.

     TradeStreet Investment Associates Inc. a registered
Investment Advisor  under Section 203 of the Investment Advisors
Act of 1940.

NationsBanc Investments Inc. is a Investment Advisor under Section 203 of the Investment Advisors Act of 1940.

2. BankAmerica NT&SA bank as defined in Section 3(a)(6) of the
Securities     Exchange Act of 1934.

3. BankAmerica Capital Corporation is a wholly owned investment subsidiary of BankAmerica Corporation.

Item 8       Identification and Classification of Members of the
Group.

Item 9       Notice of Dissolution of Group.

             Not Applicable.
Item 10     Certification.

[x]       By signing below I certify that, to the best of my
knowledge and
          belief, the securities referred to above were acquired
and are held
          in the ordinary course of business and were not acquired
and are             not held for the purpose of or with the effect
of changing or
          influencing the control of the issuer of the securities
and were            not acquired and are not held in connection
with or as a                  participant in any transaction
having that purpose or effect.               (13d-1(b)).

[_]       By signing below I certify that, to the best of my
knowledge and            belief, the securities referred to above
were not acquired and are          not held for the purpose of or
with the effect of changing or               influencing the
control of the issuer of the securities and were            not
acquired and are not held in connection with or as a
          participant in any transaction having that purpose or
effect.             (13d-1(c)).




SIGNATURE


----------

     After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: January 28, 1999


     BANKAMERICA CORPORATION*
     BANKAMERICA NT&SA
     BANKAMERICA CORP
     NB HOLDINGS CORP
     NATIONSBANK NA
     TRADESTREET INVESTMENT ASSOCIATES
     NATIONSBANC ADVISORS INC.
     NATIONSBANC INVESTMENTS INC.

*By: /s/ STEPHEN A DOYLE

     Stephen A Doyle
     Vice President
     Corporate Compliance

                                   EXHIBIT A
                                   ---------

                             JOINT FILING AGREEMENT
                             ----------------------


     The undersigned hereby agree that they are filing this statement jointly pursuant to Rule 13d-1(f)(1). Each of them is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Date: January 28, 1999


     BANKAMERICA CORPORATION*
     BANKAMERICA NT&SA
     BANKAMERICA CAPITAL CORP
     NB HOLDINGS CORP
     NATIONSBANK NA
     TRADESTREET INVESTMENT ASSOCIATES
     NATIONSBANC ADVISORS INC.
     NATIONSBANC INVESTMENTS INC.





*By: /s/ STEPHEN A DOYLE

     Stephen A Doyle
     Vice President
     Corporate Compliance